Exhibit 99.1

Pacific Capital Bancorp Reports 18% Increase in First Quarter Earnings
Per Share

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--April 23, 2004--Pacific Capital Bancorp (Nasdaq:PCBC):

    Highlights

    --  Earnings per share of $1.24, up 18% over Q1 2003 EPS

    --  18% reduction in non-performing loans

    --  Trust fees increase 15%

    --  Completed acquisition of Pacific Crest Capital, Inc.

    Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $5.6 billion in assets, today announced financial results for the first quarter ended March 31, 2004.
    Net income for the first quarter was $42.6 million, a 17% increase from $36.4 million in net income reported for the first quarter of 2003. Earnings per share for the first quarter of 2004 were $1.24, an 18% increase from earnings per share of $1.05 reported for the first quarter 2003. The acquisition of Pacific Crest Capital, Inc. (PCCI) in March contributed between one and two cents per diluted share in the first quarter of 2004.
    Pacific Capital Bancorp's return on average equity (ROE) and return on average assets (ROA) for the first quarter of 2004 were 42.15% and 3.09%, respectively, compared to 39.25% and 3.13%, respectively, for the first quarter of 2003. Exclusive of the impact of the Refund Anticipation Loan (RAL) and Refund Transfer (RT) programs in both periods, ROE and ROA for the first quarter of 2004 were 18.39% and 1.54%, respectively, compared to 13.73% and 1.19%, respectively, for the first quarter of 2003.
    "In the first quarter, we saw a continuation of many of the positive trends that we experienced at the end of 2003," said William
S. Thomas, Jr., President and Chief Executive Officer of Pacific Capital Bancorp. "The economic conditions in our markets continue to improve, and the diversity of our lending and fee-generating businesses provides us with numerous vehicles for capitalizing on the economic growth we are seeing. Our performance reflects a steady stream of quality lending opportunities, further improvement in credit quality, strong demand for our new checking products, and a solid contribution from our Trust Division.
    "These positive trends, as well as the accretive impact of our acquisition of PCCI, drove strong year-over-year growth in earnings, and compensated for a slightly lower contribution than we expected from the RAL and RT programs," said Thomas.

    RAL/RT Programs

    The Company's RAL and RT programs generated $41.4 million in pre-tax income during the first quarter of 2004, up from $40.9 million during the same period in 2003. Total volume for these programs was
4.6 million transactions, a 12% increase over the 4.1 million transactions processed in the first quarter of the prior year. RTs accounted for 69% of the transactions, and RALs comprised the remaining 31% in the first quarter of 2004, which compares to a mix of 64% RTs and 36% RALs in 2003.
    Pre-tax income for the 2004 RAL/RT programs increased over the prior season, but was less than anticipated due to a lower rate of growth in the number of overall transactions, a shift in product mix towards the lower margin RT product, and a lower pricing structure put in place with the Company's major partners as part of new, multi-year contracts. The Company expects that pricing on the RAL and RT products will remain relatively stable in the next few years due to these contracts.
    As it has in previous years, the Company sold a portion of its 2004 RALs through a securitization and recorded a gain on sale of $2.9 million, compared to a gain on sale of $8.0 million in 2003. The pre-tax income figures reported for the RAL/RT programs in each year include the gain on sale. The Company was able to make greater use of other, less expensive sources of funding for the RAL program in 2004, which resulted in a smaller securitization this year and more RAL income being recognized as interest income.

    Income Statement

    Throughout this press release, the Company has presented certain amounts and ratios that are computed both with and without the impact of the Company's RAL and RT programs. The Company's management utilizes the non-RAL/RT information in the evaluation of its core banking operations and believes that the investment community also finds this information valuable. The information that excludes balances and results of the RAL/RT programs is reconciled to the consolidated information prepared in accordance with Generally Accepted Accounting Principles in several tables at the end of this release.
    During the first quarter, total interest income was $100.8 million, compared with $89.2 million in the same quarter of 2003. Exclusive of the impact of the RAL program, total interest income was $65.7 million in the first quarter of 2004, compared with $59.2 million in the same period of the previous year. The increase in total interest income is primarily attributable to increased securities holdings and higher loan balances, which is partially offset by a lower yield on earning assets.
    Total interest expense for the first quarter of 2004 was $14.9 million, compared with $14.2 million for the first quarter of 2003. Approximately $735,000 of total interest expense in the first quarter of 2004 was attributable to the funding used for the RAL program, compared with $752,000 in the previous year. Excluding the interest expense related to the funding for the RAL program in each period, the increase in total interest expense was primarily attributable to the higher borrowings incurred to support the purchase of securities in connection with the Company's leveraging strategy, as discussed in earnings releases for prior quarters.
    Net interest margin for the first quarter of 2004 was 6.77%, which compares with 7.03% in the first quarter of 2003. Exclusive of RALs in both periods, net interest margin in the first quarter of 2004 was 4.63%, which compares with 4.86% in the first quarter of 2003. This also compares with a net interest margin of 4.53% in the fourth quarter of 2003.
    Non-interest revenue was $36.6 million, compared with $38.9 million in the first quarter of 2003. Excluding all RAL and RT-related revenues in both years, non-interest revenue increased 7.4% to $13.0 million in the first quarter of 2004, from $12.1 million in the same period of the prior year.
    Non-interest revenue included the following items:

    Service charges on deposit accounts increased during the first quarter of 2004 to $4.0 million, up 8.4% over the first quarter of 2003.

    Fees generated by the Company's Trust & Investment Services Division in first quarter 2004 were $4.1 million, a 15% increase from $3.5 million in the first quarter of 2003. This increase is primarily due to a 15% increase in assets under administration in the Trust & Investment Services Division over the first quarter of 2003, resulting from a combination of net account growth and favorable conditions in the equity markets.

    Income from other service charges, commissions and fees (excluding all RAL and RT-related non-interest revenue) for the quarter ended March 31, 2004, was $5.8 million, compared with $5.5 million recorded in the same period for the previous year.

    The Company's operating efficiency ratio for the first quarter of 2004 was 37.95%, compared with 38.49% in the same period last year. Excluding the impact of the RAL/RT programs in these periods, the Company's operating efficiency ratio for the first quarter of 2004 was 59.73%, compared with 61.40% in the same period last year and 62.85% in the fourth quarter of 2003. Increases in salaries and benefits for the quarter reflect annual merit salary adjustments in March as well as the addition of PCCI's payroll.

    Balance Sheet

    Total gross loans were $3.69 billion at March 31, 2004, compared to $3.18 billion at December 31, 2003. Total loans increased 22% from $3.02 billion at March 31, 2003. Approximately $418 million of the increase in total loans during the first quarter of 2004 is attributable to the acquisition of PCCI.
    "The diversity of our lending activities is allowing us to capitalize on rising demand in a variety of areas," said Thomas. "During the quarter, we saw particularly strong growth in our small business, home equity, and commercial equipment leasing segments."
    Total deposits were $4.29 billion at March 31, 2004, compared to $3.85 billion at December 31, 2003. Total deposits at March 31, 2004, included $90 million in short-term CDs added to fund the 2004 RAL/RT programs. Excluding RAL-related deposits in both periods, total deposits at March 31, 2004, increased 18%, from $3.55 billion at March 31, 2003. Demand deposits, including NOW and MMDA, increased 15% over the previous year. Approximately $282 million of the increase in total deposits during the first quarter of 2004 is attributable to the acquisition of PCCI. In the first quarter, the Company added 6,000 new deposit accounts representing $62 million through the High Performance Checking account line of products introduced in October 2003.

    Asset Quality and Capital Ratios

    During the first quarter of 2004, the Company recorded a negative provision for credit losses of approximately $1.4 million for loans other than RALs. A provision of $9.0 million was recorded for RALs in the quarter.
    At March 31, 2004, the allowance for credit losses, excluding RALs, was $51.6 million, or 1.42% of total loans, compared to $49.6 million, or 1.56% of total loans, at December 31, 2003. This compares with the industry average of 1.65% of total loans for the Company's peer group. All peer group comparisons are based on data provided as of December 31, 2003.
    Total non-performing loans (excluding RALs) decreased $7.9 million, or 18%, to $35.3 million at March 31, 2004, from $43.2 million at December 31, 2003. Total non-performing loans represented 0.97% of total loans at March 31, 2004, down from 1.36% at December 31, 2003, and 2.06% at March 31, 2003. This compares with the industry average of 0.95% of total loans for the Company's peer group. Approximately $286,000 of total non-performing loans at March 31, 2004, was attributable to the addition of PCCI's loan portfolio.
    The Company's ratio of allowance to non-performing loans was 146% at March 31, 2004, compared to 115% at December 31, 2003, and to the peer group average of 173%.
    "As economic conditions improve in our markets, we continue to see a reduction in problem loans," said Thomas. "We are moving forward with a satisfactory resolution on one of our larger non-performing relationships. During the first quarter, the borrower provided us with real estate to satisfy one of the loans in this relationship, eliminating the need for the allowance we had previously allocated to this loan. This resulted in the negative provision for non-RAL loans in the quarter. The outstanding balance of this loan still shows as non-performing at the end of first quarter. In April, we took possession of this real estate in the amount of $2.9 million, which we plan to dispose of in a timely manner. If that does not happen in the second quarter, the balance will appear as OREO in our second quarter financial statements."
    Total non-performing assets at the end of the first quarter of 2004 represented 0.67% of total assets (excluding RALs), a decrease from 0.89% of total assets at the end of the prior quarter. This compares with the Company's peer group average of 0.65% of total assets.
    Net charge-offs (excluding RALs) were $2.7 million for the three months ended March 31, 2004, compared with $5.8 million for the three months ended December 31, 2003. There were no charge-offs attributable to PCCI.
    Annualized net charge-offs to total average loans (both excluding
RALs) were 0.33% for the three months ended March 31, 2004, compared with 0.74% for the three months ended December 31, 2003. This compares with the Company's peer group average of 0.70%.
    The Company's capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

    Outlook

    For the full year 2004, Pacific Capital Bancorp expects fully diluted earnings per share to range between $2.49 and $2.61. This guidance now reflects the impact of Pacific Crest Capital, which is expected to add $0.10 of diluted earnings per share in 2004.
    Commenting on the outlook for the remainder of 2004, Thomas said:
"Our markets are conducive for growth during the remainder of the year. Our loan pipeline is solid, and we are executing well on our strategies to attract low-cost deposits to fund the quality lending opportunities we have. Combined with the positive impact of PCCI, we believe we can continue to generate solid growth in net interest income in either a stable or rising interest rate environment."

    Conference Call and Web Cast

    The Company will hold a conference call today at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time, to discuss its first quarter 2004 results. To access a live web cast of the conference call, log on at the Shareholder Relations page of the Company's web site at www.pcbancorp.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 45 branches under the brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, and Pacific Capital Bank.

    Forward-Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation, and business of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund programs, and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally, or in the State of California; (4) the occurrence of future terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the business in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    Non-GAAP Amounts and Measures

    This press release contains amounts and ratios that are computed excluding the results of operations of the RAL/RT programs and/or exclude asset and liability balances related to those programs. Because they relate to the filing of individual tax returns, these programs are activities primarily during the first and second quarters of each year. These programs comprise one of the Company's operating segments for purposes of segment reporting in the Company's quarterly and annual reports to the SEC. The Company's Management believes analysts and investor find this information useful for the same reason that Management uses it internally; namely, it provides more comparability with virtually all of the rest of the Company's peers that do not operate such programs.
    The information that excludes balances and results of the RAL/RT programs is reconciled to the consolidated information prepared in accordance with Generally Accepted Accounting Principles in several tables at the end of this release.
    In addition to the non-GAAP measures computed related to the Company's balances and results exclusive of its RAL and RT programs, this filing contains other financial information determined by methods other than in accordance with GAAP. Management uses these non-GAAP measures in their analysis of the business and its performance. In particular, net interest income, net interest margin, and operating efficiency are calculated on a fully tax-equivalent basis ("FTE"). Management believes that the measures calculated on a FTE basis provide a useful picture of net interest income, net interest margin, and operating efficiency for comparative purposes. Net interest income and net interest margin on a FTE basis is determined by adjusting net interest income to reflect tax-exempt interest income on an equivalent before-tax basis. The efficiency ratio also uses net interest income on an FTE basis.



PACIFIC CAPITAL BANCORP
Summary Financial Data (Unaudited)
(In thousands except per share earnings):

                                              For the Three-Month
                                            Periods Ended March 31,
                                            2004               2003
Interest income from:
  Loans                                   $ 86,624           $ 79,322
  Securities                                13,660              9,476
  Federal funds sold and resell
   agreements                                  481                450
  Commercial paper                               -                  -
      Total interest income                100,765             89,248
Interest expense on:
  Deposits                                   8,988              9,904
  Federal funds purchased and
    repurchase agreements                      534                471
  Other borrowed funds                       5,375              3,855
      Total interest expense                14,897             14,230
Net interest income                         85,868             75,018
Provision for credit losses-RALs             8,954              7,209
Provision for credit losses--non RAL        (1,370)             4,408
  Net interest income after
   provision for credit losses              78,284             63,401
Non-interest revenue:
  Service charges on deposits                4,036              3,723
  Trust fees                                 4,054              3,514
  Refund transfer fees                      17,715             16,460
  Other service charges,
    commissions and fees, net                5,824              5,467
  Net gain on sale of RALs                   2,945              8,031
  Net gain on securities transactions          (67)                60
  Other income                               2,114              1,597
    Total non-interest revenue              36,621             38,852
Operating expense:
  Salaries and benefits                     25,130             23,542
  Net occupancy expense                      3,552              3,504
  Equipment expense                          2,069              2,166
  Other expense                             16,365             15,235
       Total operating expense              47,116             44,447
Income before income taxes                  67,789             57,806
Income taxes                                25,198             21,388
    Net income                            $ 42,591           $ 36,418

Earnings per share - basic                $   1.25           $   1.06
Earnings per share - diluted              $   1.24           $   1.05

Average shares for
  basic earnings per share                  34,031             34,510
Average shares for
  diluted earning per share                 34,363             34,775
Taxable equivalent adjustment             $  1,607           $  1,657

Net interest margin (tax-equivalent)          6.77%              7.03%

Operating efficiency ratio                   37.95%             38.49%

Return on average equity                     42.15%             39.25%
Return on average assets                      3.09%              3.13%

Charge-offs -- RAL                        $ 10,270           $  9,142
Charge-offs -- non-RAL                    $  5,053           $  5,925
Charge-offs -- total                      $ 15,323           $ 15,067

Recoveries -- RAL                         $  2,954           $  2,022
Recoveries -- non-RAL                     $  2,335           $  1,599
Recoveries -- total                       $  5,289           $  3,621

Net charge-offs -- RAL                    $  7,316           $  7,120
Net charge-offs -- non-RAL                $  2,718           $  4,326
Net charge-offs -- total                  $ 10,034           $ 11,446

Annualized net charge-offs
  to average loans - incl RAL                 1.09%              1.35%
Annualized net charge-offs
  to average loans - non-RAL                  0.33%              0.59%


EOP Balance Sheet (in thousands)
(a) Includes SFAS 115 adjustment  for investment securities

                                                 As of        As of
                                                3/31/04     12/31/03
ASSETS:
Earning Assets:
Federal funds sold & repos                           95       33,010
   Total money market investments                    95       33,010
 Taxable securities(a)                        1,301,560    1,126,117
 Tax-exempt securities(a)                       182,176      191,845
  Total securities(a)                         1,483,736    1,317,962
 Commercial loans                               721,615      681,722
 Consumer loans (inc. home equity)              422,535      434,708
 Tax refund loans                                52,106            -
 Leasing                                        165,998      149,641
 Commercial real estate loans                 1,500,319    1,103,957
 Residential real estate loans                  823,344      809,032
 Other Loans                                      8,250        1,819
    Total loans                               3,694,167    3,180,879
       Total earning assets                   5,177,998    4,531,851
Non-earning assets (inc. credit loss allow)     451,677      327,779
         TOTAL                               $5,629,675   $4,859,630

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing deposits:
 Savings and interest-bearing transaction
  accounts                                   $1,866,731   $1,633,177
Time certificates of deposit                  1,421,209    1,297,434
Total interest-bearing deposits               3,287,940    2,930,611
Repos & FF purchased                             78,311       58,339
Other borrowings                                720,669      499,548
  Total interest-bearing liabilities          4,086,920    3,488,498
Demand deposits                               1,003,555      924,106
Other liabilities                                96,651       47,978
Total liabilities                             5,187,126    4,460,582
Shareholders' equity                            442,549      399,048
         TOTAL                               $5,629,675   $4,859,630

Actual shares outstanding at end of period       34,075       33,963

Book value per share                         $    12.99   $    11.75
Tangible book value per share                      9.78        10.78

Non-performing assets:
  Loans past due 90 days or more and still
   accruing                                  $      506   $      763
  Non-accrual loans                              34,761       42,412
  Total non-performing loans                     35,267       43,175
  Other real estate owned and other
   foreclosed assets                                 --           --
Total non-performing assets                  $   35,267   $   43,175

Non-performing loans as a percentage of
 total loans (excl RAL)                            0.97%        1.36%

Non-performing assets as a percentage of
 total assets (excl RAL)                           0.67%        0.89%

Allowance for non-RAL credit losses as a
 percentage of non-performing loans                 146%         115%

Allowance for non-RAL credit losses as a
 percentage of total loans                         1.42%        1.56%


Average balances for the last five quarters:
(in thousands)
(a) Exclusive of SFAS 115 adj. for investment securities

               Average     Average     Average     Average     Average
                  1Q04        4Q03        3Q03        2Q03        1Q03

ASSETS:
Earning Assets:
 Commercial
  paper             $-      $4,399          $-          $-          $-
 Federal
  funds sold
  & repos      176,849      44,393      38,071     129,482     135,040
 Total
  money market
  investments  176,849      48,792      38,071     129,482     135,040
 Taxable
  securi-
  ties(a)    1,125,172   1,103,982   1,040,604     820,239     679,599
 Tax-exempt
  securi-
  ties(a)      185,822     188,866     179,164     167,413     166,145
 Total
  securi-
  ties(a)    1,310,994   1,292,848   1,219,768     987,652     845,744
 Commercial
  loans        697,951     672,343     658,828     657,329     618,132
 Consumer
  loans (inc.
  home
  equity)      428,051     415,399     401,159     395,004     393,690
 Tax refund
  loans        384,967           -           -      25,280     467,839
 Leasing       155,298     143,702     138,142     138,954     138,247
 Commercial
  real estate
  loans      1,222,333   1,091,512   1,093,888   1,095,856   1,115,126
 Residential
  real estate
  loans        816,939     797,491     737,147     700,333     704,202
 Other Loans     4,456       2,548       2,603       2,207       3,155
 Total loans 3,709,995   3,122,995   3,031,767   3,014,963   3,440,391
  Total
   earning
   assets    5,197,838   4,464,635   4,289,606   4,132,097   4,421,175
Non-earning
 assets (inc.
 credit loss
 allow)        317,730     310,677     312,535     284,589     282,658
   TOTAL(a)  5,515,568   4,775,312   4,602,141   4,416,686   4,703,833
SFAS 115 Adj
 on
 Investment
 Securities     22,213      17,140      30,410      25,951      19,140
TOTAL
 ASSETS     $5,537,781  $4,792,452  $4,632,551  $4,442,637  $4,722,973

LIABILITIES & SHAREHOLDER'S EQUITY:
Interest- bearing deposits:
 Savings
  and
  interest-
  bearing
  transaction
  accounts  $1,730,866  $1,657,209  $1,643,539  $1,558,179  $1,502,976
Time
 certificates
 of deposit  1,393,960   1,275,454   1,202,982   1,222,126   1,260,951
Total
 interest-
 bearing
 deposits    3,124,826   2,932,663   2,846,521   2,780,305   2,763,927
Repos & FF
 purchased     200,576      56,786      41,013      32,821     138,560
Other
 borrowings    607,776     464,923     424,231     325,573     259,590
 Total
  interest-
  bearing
  liabili-
  ties       3,933,178   3,454,372   3,311,765   3,138,699   3,162,077
Non-interest
 demand
 deposits    1,212,054     896,961     873,355     832,896   1,047,143
Other
 liabilities   (13,816)     53,728      51,805      73,423     137,500
Total
 liabilities 5,131,416   4,405,061   4,236,925   4,045,018   4,346,720
Shareholders'
 equity        406,365     387,391     395,626     397,619     376,253
    TOTAL   $5,537,781  $4,792,452  $4,632,551  $4,442,637  $4,722,973


Net Interest Income for the last 5 quarters:
(tax equivalent basis)

                            1Q04     4Q03     3Q03     2Q03     1Q03

Interest Income:
  Commercial loans       $  9,672  $ 9,151  $ 8,675  $ 9,399  $ 7,813
  Consumer loans (inc.
   home equity)             7,906    8,121    7,030    7,127    7,759
  Tax refund loans         34,945       19       46    1,844   29,803
  Leasing loans             3,696    3,513    3,422    3,437    3,431
  Commercial real
   estate loans            18,912   16,825   18,017   17,733   19,182
  Residential real
   estate loans            11,582   11,112   11,041   10,936   11,554
  Other Loans                  15       18       21       19       29
     Total loan income     86,728   48,759   48,252   50,495   79,571
  Taxable securities       11,029   11,061    9,133    7,264    7,018
  Tax-exempt securities     4,134    4,274    4,118    3,893    3,866
   Total securities
    income                 15,163   15,335   13,251   11,157   10,884
   Total money market
    income                    481      107      104      402      450
    Total interest
     income               102,372   64,201   61,607   62,054   90,905

Interest expense:
  Interest-bearing
   deposits:
    Interest bearing
     demand dep             2,430    2,325    2,434    2,793    2,747
    Time deposits           6,558    6,060    6,056    6,589    7,157
      Total interest-
       bearing deposits     8,988    8,385    8,490    9,382    9,904
  Repos & Fed funds
   purchased                  534      126       75       71      471
  Other borrowings          5,375    4,672    4,473    4,029    3,855
    Total other interest    5,909    4,798    4,548    4,100    4,326
      Total interest
       expense             14,897   13,183   13,038   13,482   14,230

Tax equivalent net
 interest income           87,475   51,018   48,569   48,572   76,675
Tax equivalent
 adjustment                (1,607)  (1,643)  (1,656)  (1,622)  (1,657)
Reported net interest
 income                  $ 85,868  $49,375  $46,913  $46,950  $75,018


                                             For the Three-Month
                                           Periods Ended March 31,
RAL Income Statement                      2004                 2003

Interest income                          $35,094              $30,075
Interest expense                             735                  752
Net interest income                       34,359               29,323
Provision-RAL                              8,954                7,209
RT fees                                   17,715               16,460
Gain on sale of loans                      2,945                8,031
Other service charges,
    commissions and fees, net              2,916                2,218
Total non-interest income                 23,576               26,709
Non-interest expense                       7,555                7,956
Income before income taxes                41,426               40,867
Income taxes                              17,420               17,185
Net income                                24,006               23,682



RAL AMOUNTS USED IN COMPUTATION OF NET INTEREST MARGIN
EXCLUSIVE OF RALs

                                            Three Months Ended
                                              March 31, 2004
                                                             Excluding
(dollars in thousands)             Consolidated    RAL/RT      RAL/RT

Average consumer loans               $  813,018   $384,967  $  428,051
Average loans                         3,709,995    384,967   3,325,028
Average total assets                  5,537,781    695,449   4,842,332
Average earning assets                5,197,838    583,639   4,614,199
Average certificates of deposit       3,124,826     42,187   3,082,639
Average interest-bearing liabilities  3,933,178    393,820   3,539,358
Consumer loans interest income           42,851     34,945       7,906
Loan interest income                     86,624     34,945      51,679
Interest income                         100,765     35,094      65,671
Interest expense                         14,897        735      14,162


                                            Three Months Ended
                                              March 31, 2003
                                                             Excluding
(dollars in thousands)             Consolidated    RAL/RT      RAL/RT

Average consumer loans               $  861,529 $  467,839  $  393,690
Average loans                         3,440,391    467,839   2,972,552
Average total assets                  4,722,973    345,977   4,376,996
Average earning assets                4,421,175    467,839   3,953,336
Average certificates of deposit       2,763,927     40,947   2,722,980
Average interest-bearing liabilities  3,162,077     40,947   3,121,130
Consumer loans interest income           37,562     30,075       7,487
Loan interest income                     79,322     30,075      49,247
Interest income                          89,248     30,075      59,173
Interest expense                         14,230        752      13,478

                                            Three Months Ended
                                            December 31, 2003
                                                             Excluding
                                   Consolidated    RAL/RT      RAL/RT

Average consumer loans               $  415,399   $      -  $  415,399
Average loans                         3,122,995          -   3,122,995
Average total assets                  4,792,452     43,861   4,748,591
Average earning assets                4,464,635          -   4,464,635
Average certificates of deposit       2,932,663      2,000   2,930,663
Average interest-bearing liabilities  3,454,372      2,000   3,452,372
Consumer loans interest income            8,140         19       8,121
Loan interest income                     48,668         19      48,649
Interest income                          62,558         19      62,539
Interest expense                         13,183         21      13,162


RECONCILIATION OF OTHER AMOUNTS WITH AND WITHOUT RAL/RT AMOUNTS

                                            Three Months Ended
                                              March 31, 2004
                                                             Excluding
(dollars in thousands)             Consolidated    RAL/RT      RAL/RT

Other service charges,
   commissions and fees              $    5,824   $  2,916  $    2,908
Non-interest revenue                     36,621     23,576      13,045
Operating expense                        47,116      7,555      39,561
Provision for credit losses              (7,584)    (8,954)      1,370
Provision for income tax               (25,198)   (17,420)     (7,778)
Net income                               42,591     24,006      18,585

                                           Three Months Ended
                                              March 31, 2003
                                                             Excluding
(dollars in thousands)             Consolidated    RAL/RT      RAL/RT

Other service charges,
   commissions and fees              $    5,467   $  2,218  $    3,249
Non-interest revenue                     38,852     26,709      12,143
Operating expense                        44,447      7,956      36,491
Provision for credit losses            (11,617)    (7,209)     (4,408)
Provision for income tax               (21,388)   (17,185)     (4,203)
Net income                               36,418     23,682      12,736


RATIOS INCLUDING AND EXCLUDING RAL/RT

                            Three Months Ended     Three Months Ended
                              March 31, 2004         March 31, 2003

                                      Excluding              Excluding
                         Consolidated      RALs  Consolidated     RALs
Return on average assets        3.09%     1.54%         3.13%    1.19%
Return on average equity       42.15%    18.39%        39.25%   13.73%
Operating efficiency           37.95%    59.73%        38.49%   61.40%
Net interest margin             6.77%     4.63%         7.03%    4.86%




                                             Three Months Ended
                                              December 31, 2003

                                   Consolidated                   RALs
Return on average assets                  1.04%                  1.10%
Return on average equity                 12.90%                 13.46%
Operating efficiency                     66.19%                 62.85%
Net interest margin                       4.53%                  4.53%

    CONTACT: Pacific Capital Bancorp
             Deborah Whiteley, 805-884-6680
             whiteley@pcbancorp.com